EXHIBIT 10.26

DISTRIBUTION AGREEMENT

between

ZELTIQ AESTHETICS, INC.

And

[                                 ]

ZELTIQ AESTHETICS, INC. Address: 4698 Willow Road Pleasanton, CA 94588	Attention: John Howe Chief Financial Officer

[NAME OF Distributor] Address:	Attention:

EFFECTIVE DATE:	________________, 20

ZELTIQ CONFIDENTIAL

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT is hereby made and entered into as of the Effective Date (as specified on the cover page of this Agreement) by and between Zeltiq Aesthetics, Inc., a company incorporated under the laws of Delaware with an office located at 4698 Willow Road, Pleasanton, CA, 94588, USA (“Zeltiq”) and                     , a company incorporated under the laws of                      with an office located at                      (“Distributor”).

WHEREAS, Zeltiq has developed and manufactures, markets and sells medical devices and related items.

WHEREAS, Distributor is experienced in the importation, distribution, marketing, sale and support of such equipment and desires to promote and distribute certain Zeltiq products in the Territory, as defined below.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and intending to be legally bound by this Agreement, the parties agree as follows:

1. SCOPE OF THE AGREEMENT

(a) Appointment. Subject to the terms and conditions of this Agreement, including the requirements set forth in Section 2, Zeltiq hereby appoints Distributor as the authorized distributor of the Zeltiq products (“Products”) listed in Exhibit A, Section 2 and in the territory set forth on Exhibit A, Section 1 (“Territory”) and Distributor accepts such appointment. Furthermore, Distributor may have the opportunity to be appointed an exclusive territory that shall be defined in Exhibit A, Section 1. The term “exclusive” as used herein means that as long as Distributor is complying with this Agreement Zeltiq shall not appoint another third party distributor to sell Products in the Territory.

(b) Sole Supplier. Distributor shall not obtain the Products for resale from any person or entity other than Zeltiq.

Distributor shall not obtain the Products for resale from any person or entity other than Zeltiq. Notwithstanding the longer duration of the Agreement, this exclusive purchase obligation applies for a maximum period of five (5) years from the Effective Date and is contingent upon the continued duration of the Agreement for such period of time. Distributor may not sell the Products to customers in another territory where Zeltiq has exclusively reserved such territory for itself or another distributor, Distributor shall be prevented from directly or indirectly (including through its affiliates), actively searching and filling orders for any of the Products in that other territory. However, Distributor shall not be prevented from accepting and filling unsolicited orders for the Products from a customer located outside the Territory.

(c) Authorized Supplies. Distributor shall sell, offer for sale and promote only the supplies, spare parts, Procedure Cards (as defined in Section 5) and other peripheral equipment listed on Exhibit A, Section 2 (collectively “Supplies”) for use in conjunction with the Control Unit and Applicator (as such terms are defined below). Distributor shall not sell, offer for sale or promote the use of expired or reprocessed Procedure Cards . For clarity, Supplies are “Products” for purposes of this Agreement.

(d) Products. Zeltiq reserves the right to discontinue or modify the Products, modify the Product specifications, or replace the Products with other Zeltiq or third party products in its sole discretion, provided that, except as required by law, any such discontinuations, modifications, or replacements will not apply to Products that are subject to an outstanding purchase order accepted by Zeltiq pursuant to Section 4.

ZELTIQ CONFIDENTIAL

(e) Competitive Products. During the Term the Distributor shall not promote or sell, directly or indirectly, any products or treatments manufactured or offered for sale by another person or entity, which product or treatment competes with the Products (each, a “Competing Product”). Distributor warrants that it does not promote or sell, directly or indirectly, any Competing Products as of the Effective Date. During the Term (as defined below), Distributor shall disclose to Zeltiq any new products or treatments in the field of aesthetic improvement that Distributor intends to promote or sell, as well as the manufacturer of such products or treatments, prior to promoting or selling such products or treatments and Zeltiq shall determine in its sole discretion whether such products or treatments are Competing Products.

(f) Certain Entities. Zeltiq may prohibit Distributor from providing Products to any entity or person that it reasonably believes is using the Products in violation of: (i) the terms of this Agreement or any Customer Agreement (as defined below), or (ii) any law, regulation, policy, guideline, order, or similar authority issued by a federal, state or local government or any agency, board or commission thereof.

(g) Independent Contractors. The relationship of Zeltiq and Distributor established by this Agreement is that of independent contractors and nothing contained herein shall be construed to: (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow Distributor to create or assume any obligation on behalf of Zeltiq. All financial obligations associated with Distributor's business and its performance under this Agreement are the sole responsibility of Distributor. All sales and other agreements between Distributor and its Customers are Distributor's exclusive responsibility and shall have no effect on Distributor's or Zeltiq’s obligations under this Agreement.

(h) Subdistributors. Distributor shall not appoint or use any third parties to market, sell or distribute the Products unless such subdistributors, and Distributor’s written agreement authorizing such subdistributor to market, sell or distribute Products, has been expressly approved by Zeltiq in writing.

2. RESPONSIBILITIES OF DISTRIBUTOR

(a) Marketing and Promotion Generally. Distributor shall use its best efforts to vigorously promote and sell the Products in the Territory, and shall at its cost and expense: (i) employ on its own behalf a sufficient number of specialized, trained, and qualified personnel to promote and sell the Products in the Territory; (ii) maintain a professional sales and service organization as necessary to install the Product at Customer locations and to provide training and Customer service for the Product in the Territory; and (iii) otherwise operate its business in a professional and ethical manner, in each case in accordance with this Agreement.

(b) Marketing Plan. Distributor shall provide a twelve (12) month sales and marketing plan (“Annual Marketing Plan”) for Zeltiq’s review and approval within sixty (60) days of the Effective Date of this Agreement, which plan shall (i) list sales goals for the following twelve (12) month period for each Product, (ii) specify Distributor’s planned media activities in support of each Product, (iii) identify key opinion leaders on which sales and marketing efforts will be focused, and (iv) establish an audit plan for Customer accounts to assess (A) procedure expectation management, (B) patient selection, and (C) Product usage. Distributor shall update the Annual Marketing Plan and provide such updated plan to Zeltiq at least sixty (60) days prior to each anniversary of the date the first Annual Marketing Plan was approved by Zeltiq. Upon Zeltiq’s approval, Distributor shall implement the Annual Marketing Plan.

ZELTIQ CONFIDENTIAL

(c) Monthly Forecasts; Sales and Marketing Reports. During the first week of each calendar month, Distributor will provide to Zeltiq a Product purchase forecast and a sales and marketing report in the form and format set forth on Exhibit F (“Monthly Forecast, Sales and Marketing Report”). Each Forecast, Sales and Marketing Report shall contain a forecast that specifies the number of Products Distributor intends to purchase during the ninety (90) day period beginning on the date of the report (“Forecast”).

(d) Quarterly System Quota. Upon execution of this Agreement Distributor will purchase an “Initial Order” of Products as set forth on Exhibit A, Section 3. Each calendar quarter during the Term, Distributor shall purchase a minimum quantity of Products as set forth on Exhibit A , Section 3 (the “Quarterly System Quota”), which in no event shall be lower than the then-current Quarterly System Quota. . The Quarterly System Quotas for the first calendar year are set forth on Exhibit A, Section 3. Zeltiq and Distributor shall establish a Quarterly System Quota for the four quarters of each calendar year within sixty (60) days prior to the start of such calendar year. If Distributor fails to meet the Quarterly System Quota for any calendar quarter, Zeltiq may, upon written notice to Distributor, at Zeltiq’s option either convert Distributor’s exclusive rights in the Territory to non exclusive rights for the remainder of the Term or terminate this Agreement in accordance with Section 6 (b).

(e) General Performance Standards. Distributor agrees that the continued maintenance of an image of excellence and ethical marketing of the Products is essential to the continued success of both parties. Accordingly, Distributor:

(1) shall not engage in deceptive, misleading, or unethical practices that are or might be detrimental to Zeltiq, the Products, or the public, including any such practices directed at Competing Products;

(2) shall make no false, misleading or deceptive statements or representations, either orally or in any written materials, with regard to Zeltiq, Distributor or the Products;

(3) shall make no representations, warranties, or guarantees to Customers or to the trade with respect to the specifications, indications, capabilities, or features of the Product that are inconsistent with the literature provided to Distributor by Zeltiq for marketing purposes; and

(4) shall not promote the Products other than for use with their labeled indications.

(f) Legal Compliance. Distributor shall comply at its expense with all laws governing the distribution, promotion, marketing, training and sale of the Products in the Territory. Without limiting the foregoing, Distributor:

(1) shall, except for Zeltiq’s obligation with respect to maintenance of quality systems in accordance with Section 3(c), obtain all governmental authorizations, licenses, filings, approvals and similar requirements, such as medical device approvals, export/import licenses and foreign exchange permits, necessary or advisable to import, distribute and sell the Products in the Territory (collectively, “Approvals”). To the fullest extent allowed under applicable law, all Approvals shall be obtained in the name of Zeltiq alone. Distributor shall provide copies of all Approvals to Zeltiq promptly after they are obtained. Distributor represents and warrants that all Approvals Distributor has not obtained prior to the Effective Date shall be obtained by the Distributor prior to Distributor’s importation, distribution or sale of Products in the Territory. Nothing in this Agreement shall limit Zeltiq’s right in its sole discretion to obtain for itself any Approval. Zeltiq shall have the option to acquire any Approval obtained by Distributor, or any application for such an Approval, including all related documentation and any documents required to facilitate and execute the transfer of such Approval or application to Zeltiq or its nominee, by (i) providing 90 days prior written notice at any time during the Term or within 90 days after termination of this Agreement, and (ii) paying Distributor an amount for such Approval not to exceed US$5,000 for each country to which the Approval applies.

ZELTIQ CONFIDENTIAL

(2) shall keep Zeltiq informed in writing of regulatory requirements, and any changes thereto, imposed by the laws of the Territory applicable to the Products and on any and all efforts made by Distributor to comply therewith;

(3) shall comply promptly with any recalls of the Product issued by Zeltiq or by any applicable regulatory authorities;

(4) shall comply with the obligations specified in Exhibit B and shall otherwise accept notifications from Customers or any physician or user of the Product in the Territory regarding complaints and adverse events with respect to the Products, including: alleged or actual Product malfunctions; alleged or actual injury to patients or operators (even if caused by use error); alleged or actual counterfeiting; non-routine servicing or installation, e.g., repairs of an unexpected nature, replacement of parts earlier than their normal life expectancy, or identical repairs or replacements of multiple units of a device are not routine servicing (collectively, “Complaints”). Distributor shall notify Zeltiq of any Complaints within twenty four (24) hours of the Distributor becoming aware of the complaint, meaning that an employee or contractor of the Distributor has acquired information that suggests a Complaint may have occurred;

(5) shall maintain a detailed tracking system that enables Distributor to track Products by Customer, physician or recipient name and address, part number(s) shipped, serial number(s) shipped, quantity shipped and dates of shipment, and shall provide such information within twenty four (24) hours upon request by Zeltiq;

(6) at the request of Zeltiq, shall forward to physicians and any other recipients of the Product in the Territory communications or notifications originated by Zeltiq and shall provide written confirmation of having delivered such requested communications or notifications to such recipients within five (5) days after delivery to Distributor, provided that Zeltiq will be responsible for any additional costs incurred to meet this obligation above and beyond normal post or next day document delivery charges;

(7) shall designate an employee of Distributor as regulatory liaison to Zeltiq and shall notify Zeltiq of the identity and contact details of such employee;

(8) shall promptly advise Zeltiq of any laws, rules or regulations in the Territory that may require Zeltiq to modify a Product otherwise take any action in connection with the Products or this Agreement;

(9) shall maintain records as necessary to comply with, and to demonstrate its compliance with, all applicable laws, rules and regulations with respect to the sale of the Products in the Territory; and

(10) shall comply with the laws of the Territory, the United States and any other applicable jurisdiction (including the U.S. Foreign Corrupt Practices Act) that address payments to governments or related persons for the purpose of obtaining or retaining business for or with, or directing business to, any person, or otherwise affecting the actions of any government personnel.

(g) Translation of Product Materials. Unless otherwise directed by Zeltiq in its sole discretion, Distributor:

(1) shall, at its expense using language experts reasonably familiar with aesthetic products and medical device terminology in the Territory for the Products (“Translators”), timely review all technical, labeling, advertising, marketing and training materials and all notices or other materials

ZELTIQ CONFIDENTIAL

supplied by or on behalf of Zeltiq (collectively, “Product Materials”) as previously translated into one or more languages appropriate for the Territory. Distributor shall provide written feedback (“Translation Feedback”) regarding its review of the translated Product Materials to Zeltiq and/or its designate within forty-five (45) days of its receipt of translated Product Materials. Translation Feedback shall contain, at a minimum: (A) suggestions for corrections to the translated Product Materials consistent with the original English versions so as to maintain their accuracy and so as not to alter their content or meaning, consistent with the idioms and customs of the Territory (collectively or individually, a “Conforming Translation”), (B) copies of translated Product Materials as so corrected, (C) explanation of suggested corrections, or, in the case no corrections are suggested, (D) confirmation that the translated Product Materials suffice as Conforming Translations.

(2) alternatively, as may be directed by Zeltiq in its sole discretion, Distributor shall translate, at its expense using Translators, all English versions of Product Materials into one or more languages appropriate for the Territory to produce Conforming Translations. At least forty-five (45) days prior to distributing Products or using such translations in commerce, Distributor shall provide Zeltiq and/or its designate with copies of all translations for review and approval. Distributor shall make any changes to the translated Product Materials requested by Zeltiq and/or its designate in connection with a review of such materials.

Distributor shall not distribute any translated Product Materials until Zeltiq has finally approved such materials in writing. Distributor hereby assigns all its rights in the translated Product Materials to Zeltiq and Zeltiq hereby grants Distributor a non-exclusive, non-transferable license during the Term to reproduce and distribute the translated Product Materials solely in connection with the distribution of the Products in accordance with this Agreement.

(h) Customer Support, Training, Certification and Product Service

(1) Distributor shall have the sole responsibility for (A) obtaining orders for Products from Customers, (B) installing the Products at Customer locations, (C) providing First-Level Support to Customers, (D) training Customers with respect to the Products sold by Distributor, and (E) handling all other interactions with Customers in the Territory with respect to the Products. Without limiting Distributor’s other obligations in this subsection (h), Distributor shall at all times maintain a sufficient level of understanding of the Products to enable Distributor to provide basic technical information to Customers regarding the Products, to effectively sell and service the Products, and to obtain Customer orders and provide assistance to Customers in determining and fulfilling their requirements with respect to the Products. For clarity, Zeltiq shall have no obligation hereunder to respond to or otherwise interact with any Customers in the Territory. The term “First-Level Support” means a level of support at least at the level that Certified Personnel are trained to provide in accordance with the Zeltiq Training Program (as such terms are defined below).

(2) Distributor personnel shall participate in Zeltiq’s standard training program applicable to the Products (“Zeltiq Training Program”) before selling any Products. The training will be provided at Zeltiq’s facilities unless another location is agreed by the parties. Distributor shall be responsible for the travel-related costs and expenses of its personnel that attend the Zeltiq Training Program. Zeltiq and Distributor shall mutually agree to the number of Distributor personnel that must attend the Zeltiq Training Program based on the size of the Territory, the number of potential customers in the Territory, and Distributor’s actual or potential sales of Products.

(3) Distributor shall train all Customers with respect to the use of the Products in accordance with the then-current requirements of the Zeltiq Training Program. Distributor shall only use training documentation provided by Zeltiq in performing Customer training. Distributor shall create and maintain a record of training for each Customer trained by Distributor with respect to the Products substantially in the form attached hereto as Exhibit C (“Installation Record”).

ZELTIQ CONFIDENTIAL

(4) Distributor shall agree to participate and comply with the professional programs provided by Zeltiq (“Certified Partnership Program”). Zeltiq shall present the Certified Partnership Programs within sixty (60) days of the Effective Date of this Agreement or within thirty (30) days of Distributor’s participation of the Zeltiq Training Program; whichever is earlier. .

(5) Distributor shall perform all Product service in accordance with the requirements set forth in the Zeltiq Training Program and otherwise provided by Zeltiq to Distributor in writing from time to time during the Term, including requirements regarding Customer service response times, the provision of loaner Products, and similar matters. Distributor shall document and maintain records of all Product service (“Service Records”) in accordance with the Zeltiq requirements identified in Exhibit D. Distributor shall offer and provide Product service (for Products in and out of warranty) to all Customers in the Territory. With respect to out-of-warranty service, Distributor shall warrant its workmanship with respect to Product service for at least ninety (90) days after completion thereof. Distributor shall, within five (5) days after Zeltiq’s request, provide Zeltiq with any or all Service Records.

(6) Zeltiq may in its sole discretion provide Distributor with software enhancements and new features compatible with the Products (“New Features”). Distributor shall at its expense distribute the New Features to Customers in accordance with Zeltiq’s instructions and shall support Customer installation thereof, unless Zeltiq provides written notice to Distributor that Zeltiq wishes to directly install or support such New Features, in which case Distributor shall provide Zeltiq with all assistance reasonably requested by Zeltiq. Distributor shall create and maintain a record of each New Feature installation performed by Distributor as part of the Service Records.

(i) Inventory. Distributor at a minimum shall purchase one (1) Service Unit at the time of the Initial Order (as defined above “Minimum System Quota”). Distributor will purchase Service Units at a ratio of one (1) Zeltiq System for every fifteen (15) customer installations. Therefore, upon the 16th Customer installation, Distributor shall purchase at a minimum its second Service Unit. Distributor shall not be required to purchase Consumables when securing Service Units.Distributor must maintain with respect to such Product. Distributor shall also purchase and maintain, without right of return (except as specified in Section 5), an adequate inventory of Zeltiq Products for use in repairing Control Units and Applicators (as such terms are defined below) (“Spare Parts”), the adequacy of which shall be mutually determined by Zeltiq and Distributor. Distributor may use such inventory for all repairs and replacements, whether or not covered under the Zeltiq warranty described in Section 5. If Distributor uses a Spare Part to service a claim under the Warranty, Zeltiq shall replace that part in Distributor's inventory upon return of a failed part to Zeltiq and after Zeltiq’s receipt of the Service Record applicable to such repair or replacement. Distributor shall report in writing the status of its inventory of Service Units and Spare Parts to Zeltiq on each Forecast, Sales and Marketing Report.

(j) Insurance. Distributor shall maintain during the term insurance coverage consistent with industry standards for businesses engaged in the distribution of medical devices, including product liability and product recall insurance. Upon Zeltiq’s request Distributor shall provide certificate of insurance.

3. RESPONSIBILITIES OF ZELTIQ

(a) Fulfillment of Product Orders; Warranty. Zeltiq shall fulfill orders for Products in accordance with Section 4 and shall replace or repair defective Products that are under warranty in accordance with Section5.

(b) Product Materials. Zeltiq shall provide Distributor the Product Materials that Zeltiq generally provides to other distributors of the Products. All such materials shall be provided in the English language. Upon reasonable request by Distributor, Zeltiq agrees to supply all necessary documentation to enable Distributor to comply with Government regulations in the Territory, including but not limited to safety testing documentation, clinical trial results, hazard and risk analysis documents and copies of Zeltiq’s technical file with respect to the Products.

ZELTIQ CONFIDENTIAL

(c) Quality Systems. Zeltiq shall establish and maintain an ISO 13485 compliant quality system for the design and manufacture of the Products and shall comply with the obligations listed in Exhibit B of this Agreement.

(f) New Products. The Products purchased by Distributor from Zeltiq under this Agreement shall be new unless indicated otherwise by Zeltiq on a purchase order accepted by Zeltiq in accordance with this Agreement, provided that such Products may contain components that have been previously used in other Zeltiq product units. Products that contain such previously used components shall meet or exceed Zeltiq’s written specifications for such Products.

(g) Product Field Actions. From time to time Zeltiq may be required to effect a Product correction (e.g., a Field Safety Corrective Action) that requires removal of the Product from Customer premises or the provision of an advisory notice to Customers, which correction is intended to reduce a risk of death or deterioration in the state of health associated with the use of a Product (each, a “Product Field Action”). If Zeltiq determines in its sole discretion that an investigation by a government office or agency, regulatory authority or any other third party requires a Product Field Action, Zeltiq shall notify Distributor of such Product Field Action and Zeltiq shall perform such Product Field Action. Distributor shall cooperate with, and provide assistance to, Zeltiq in connection with such Product Field Action, including locating and retrieving the Products, if necessary, and complying with the reasonable instructions of Zeltiq. Zeltiq shall reimburse Distributor for all reasonable, documented third party out-of-pocket expenses incurred by Distributor in performing cooperation and assistance requested by Zeltiq in connection with Product Field Actions.

4. TERMS OF PURCHASE OF PRODUCTS BY DISTRIBUTOR

(a) Terms of Purchase of Products. All purchases of Products by Distributor from Zeltiq will be governed exclusively by the terms and conditions set forth in this Agreement and further defined in this Section 4.

(b) Order, Acceptance and Cancellation. Distributor shall order Products by providing written documentation “Purchase Orders” and shall reference the then current Product Prices (“Purchase Price”) as set forth in Exhibit A, Section 2. Zeltiq shall have the right to modify the Purchase Price at its sole discretion upon forty-five (45) days written notice to Distributor. Zeltiq will notify Distributor of the acceptance of an order by written confirmation. Distributor may cancel product orders by providing written notice prior to Zeltiq’s scheduled shipment of the Product(s) or within ten (10) business days of acceptance of Purchase Order, whichever is later.

(c) Taxes. The Purchase Prices do not include national, state or local excise, sales, use, value added or other taxes (“Taxes”) now or hereafter levied by any governmental authority on the sale, purchase, transport or delivery of the Products. Distributor is responsible for all taxes associated with the order at the (time of the sale or thereafter). Distributor shall be responsible for reimbursement of any and all Taxes paid by Zeltiq within thirty (30) days of shipment.

(f) Payment. All orders will be prepaid prior to shipment via wire transfer or letter of credit.

(g) Shipping. Terms of transportation and delivery of product is EX-WORKS at Zeltiq’s facility. In addition to Distributor’s responsibility to pay for all costs associated with insurance, freight, import/export charges, and similar costs and expenses related to the shipment or the Products; Distributor shall pay a packaging fee to Zeltiq totaling Five Hundred U.S. Dollars (US $500.00) for each Control Unit that is purchased. Zeltiq shall select a freight forwarder or carrier (“Carrier”) unless Distributor designates Carrier within the Purchase Order. Upon delivery of each Product to the Carrier, the title will transfer to Distributor, and deemed accepted by the Distributor without right of return. Zeltiq will have no further obligation or liability with respect to the delivery of such Product.

ZELTIQ CONFIDENTIAL

5. PRODUCT WARRANTY

(a) Control Unit Warranty. The warranty period for the control unit (“Control Unit”) shall be three (3) years following the earlier of (i) the date on which Distributor has installed the Control Unit and (ii) the date that is sixty (60) days after the date Zeltiq ships the Control Unit to Distributor (or to Customer, if the Control Unit is drop shipped) pursuant to a Purchase Order (“Standard Control Unit Warranty Period”). Zeltiq warrants to Distributor during the Standard Control Unit Warranty Period, and subject to the provisions of this Section 5 (Product Warranty), that the Control Unit will be free from material defects in materials and workmanship and will substantially conform to Zeltiq’s written specifications applicable to the Control Unit as such specifications exist on the date of shipment (“Control Unit Warranty”)

(b) Applicator Warranty. The warranty period for the applicator (“Applicator“, excluding the associated replaceable Procedure Cards“Procedure Cards”) shall be one (1) year following the earlier of (i) the date on which Distributor has installed the Applicator and (ii) the date that is sixty (60) days after the date Zeltiq ships the Applicator to Distributor (or to Customer, if the Applicator is drop shipped) pursuant to a Purchase Order (“Standard Applicator Warranty Period”). Zeltiq warrants to Distributor during the Standard Applicator Warranty Period, and subject to the provisions of this Section 5 (Product Warranty), that the Applicator will be free from material defects in materials and workmanship and will substantially conform to Zeltiq’s written specifications applicable to the Applicator as such specifications exist on the date of shipment (“Applicator Warranty”)

(c) Procedure Card Warranty. The warranty period for the Procedure Cards shall be for the useful life of Procedure Cards, which period shall begin on the date Zeltiq ships the applicable Procedure Cards to Distributor (or to Customer, if the Procedure Cards are drop shipped) pursuant to a Purchase Order (the "Procedure Card Warranty Period”). Zeltiq warrants to Distributor during the Procedure Card Warranty Period and subject to the provisions of this Section 5 that the applicable Procedure Cards will be free from material defects in materials and workmanship and will substantially conform to Zeltiq’s written specifications applicable to the Procedure Cards as such specifications exist on the date of shipment ("Procedure Card Warranty”).

(d) Software Updates. During the Control Unit and Applicator Warranty Period, Zeltiq shall make available to Distributor, at no additional charge, all bug fixes and error corrections for the software for the Control Units and Applicators subject to such warranties that Zeltiq makes available at no additional charge to other customers in the Territory receiving such warranty services.

(e) RMA Procedure. In the event of a breach of the Control Unit and Applicator Warranty, or the Procedure Card Warranty, Zeltiq shall, at its option and expense, either: (i) accept return of the defective Product and repair or have repaired the defective Product, or (ii) accept return of the defective Product and provide a replacement Product to Distributor. Distributor must obtain a Return Material Authorization (“RMA”) number from Zeltiq prior to returning any Product to Zeltiq and must otherwise follow Zeltiq’s then-current RMA procedure in connection with any such return. If Zeltiq determines in its reasonable discretion that any Product returned by Distributor conforms to the applicable warranty (“Non-Defective Products”), Zeltiq will notify the Distributor of such and will return the applicable Product to Distributor at Distributor’s expense. In addition, Zeltiq may assess Distributor a charge for testing and examination of Non-Defective Products. The repair or replacement of Products in accordance with this Section 5(e) shall be Zeltiq’s entire liability and Distributor’s sole and exclusive remedy for Zeltiq’s breach of the Control Unit Applicator Warranty and the Procedure Card Warranty.

ZELTIQ CONFIDENTIAL

(f) Labor and Shipping Costs. Distributor shall be responsible for and shall perform all labor required in connection with the warranty services described in this Section 5 (excluding labor associated with the repair or replacement of Products at Zeltiq’s facilities), including labor required to inspect Products on Customers’ premises and to ship Products to Zeltiq. Distributor shall be responsible for and pay all freight, insurance, import/export and other shipping-related charges to Zeltiq for all warranty repairs. Products returned to Zeltiq by Distributor must be shipped D.D.P. (Incoterms 2000) Zeltiq’s facility or such other location as Zeltiq may designate. Zeltiq shall be responsible for and pay all freight, insurance, import/export and other shipping-related charges to return repaired Products to Distributor, provided that if Zeltiq determines that any Product returned for warranty repair is not defective, Distributor shall pay such charges.

(g) No Contact with Customers. The Control Unit and Applicator Warranty and the Procedure Card Warranty (collectively, “Warranties”) are solely for the benefit of Distributor. Nothing in this Section 5 or elsewhere in this Agreement obligates Zeltiq to accept Product returns directly from Customers or otherwise provide warranty or other services to any Customers. Unless otherwise directed by Zeltiq, Distributor shall handle all interactions with Customers regarding warranty services and Products in connection with this Agreement. Distributor shall make no warranties, representations, guarantees or statements to Customer or other third parties that suggest that Zeltiq has any warranty or service obligation to, or any contractual privity with, any recipient of a Product.

(h) Limitations. The Warranties are the only warranties made by Zeltiq with respect to the Products. Distributor shall not make any warranties, representations, guarantees or statements regarding the Products that exceed the scope of the Warranties, and Distributor shall be exclusively responsible for any obligations or other liability arising from any such warranties, representations, guarantees or statements made by Distributor or its agents. The Warranties are not transferable to any third party. The Warranties do not apply and will be void if the conditions set forth in this Section 5 are not met, or if the Control Unit, Applicator or Procedure Card has been subjected to improper operation, has had unauthorized repair or modification (including the installed or provided software), or has been subjected to neglect or abuse (including mechanical shocks, failure to maintain the Control Unit, Applicator or Procedure Card, use with expired or unauthorized Supplies, improper transport, mechanical or electrical shock, operation outside of its environmental specifications and otherwise), willful damage, negligence, abnormal working conditions, failure to follow Zeltiq‘s instructions (whether oral or in writing), misuse or alteration or repair of the Products without Zeltiq‘s written approval. Zeltiq shall not be obligated under the Warranties with respect to Products located outside the Territory or for any claims made after the expiration of the applicable warranty period.

(i) Disclaimer. EXCEPT FOR THE WARRANTIES, ZELTIQ MAKES NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PRODUCTS, ANY TRAINING, AND ANY SERVICES PROVIDED UNDER THIS AGREEMENT, AND ZELTIQ HEREBY DISCLAIMS ALL OTHER WARRANTIES AND REPRESENTATIONS OF ANY NATURE, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. THE WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE.

6. TERM AND TERMINATION

(a) Term. The Term shall commence on the Effective Date and shall continue for              years thereafter, unless terminated earlier under the provisions of this Section 6 (the “Initial Term”). This Agreement may be extended for renewal terms by a written agreement executed by both parties (each, a

ZELTIQ CONFIDENTIAL

“Renewal Term”). The Initial Term together with any Renewal Terms agreed by the parties constitute the “Term.” Upon Zeltiq’s request, Distributor shall provide a copy of its most recent year-to-date income statement, balance sheet, and cash-flow statement. The effective date of any expiration or termination of this Agreement under this Section 6 is referred to as the “Termination Date.”

(b) Termination for Cause. If either party materially defaults in the performance of any provision of this Agreement including, but not limited to Sections 1(b), 1(e), 2(d), 2(e), 2(f), and 8, the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days of such notice, the non-defaulting party may terminate the Agreement. If the non-defaulting party gives such notice and the default is not cured during the thirty (30) day period, this Agreement shall automatically terminate at the end of such period without further action by the non-defaulting party, unless, in the case of a default by Distributor, Zeltiq notifies Distributor of a specific effective date for termination in which case such date shall be the Termination Date.

(c) Termination for Insolvency. Zeltiq may terminate this Agreement effective upon written notice to Distributor (i) upon the institution by or against Distributor of insolvency, receivership, liquidation, moratorium, bankruptcy or similar proceedings or any other proceedings for the settlement of Distributor's debts, (ii) upon Distributor's making an assignment or compromise for the benefit of creditors or a similar proceeding, or (iii) upon Distributor's dissolution or ceasing to do business. Distributor shall notify Zeltiq of any event described in clauses (i) through (ii) above no later than ten (10) days after the occurrence of such an event.

(d) Termination upon a Change of Control of Zeltiq. If Zeltiq undergoes a Change of Control (as defined below) at any time, then Zeltiq may terminate this Agreement by giving at least six (6) months written notice (the “Change of Control Notice”) of the Termination Date to Distributor. In the event of a termination pursuant to this Section 6(d), then until the earlier of (i) the expiration of the Term of the Agreement pursuant to Section 6(a) above, or (ii) the end of the six (6) month period following the Termination Date, Distributor and Zeltiq, including Zeltiq’s successors and assigns, shall be co-exclusive distributors of the Products during such period; provided that Zeltiq and its successors or assigns shall not sell Products to existing accounts of Distributor during the remaining months of the Initial Term. The term “Change of Control” shall mean, with respect to any party, such party’s direct or indirect acquisition by, or merger with, a third party, the sale of all or substantially all of the assets of such party, or a transaction pursuant to which the owners or shareholders of such party that hold more than fifty percent (50%) of such party’s equity or other ownership interest prior to the transaction cease to own at least fifty percent (50%) of such interest after the transaction; provided that a Change of Control shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by such party or any successor or indebtedness of such party is cancelled or converted or a combination thereof.

(e) Termination for Change of Control of Distributor. If Distributor undergoes a Change of Control, Distributor shall promptly notify Zeltiq of such event and Zeltiq may terminate this Agreement by giving at least sixty (60) days written notice of the Termination Date to Distributor. Distributor shall notify Zeltiq of any Change of Control or potential Change of Control as soon as legally possible, and in no event later than ten (10) days after the closing of such an event.

(f) Fulfillment of Orders upon Termination. After the Termination Date Zeltiq shall be obligated to fulfill only those orders that were accepted by Zeltiq prior to the Termination Date, provided that Zeltiq shall have no such obligation if Zeltiq terminates this Agreement pursuant to Sections 6(b) through (d).

(g) Records, Products, and Zeltiq Marks. Within ten (10) days after the Termination Date, Distributor shall provide to Zeltiq all of the most current versions of the following documents: Sales Records, Training Records, Service Records, Update Reports, Warranty Service Reports, and Customer

ZELTIQ CONFIDENTIAL

Agreements. Zeltiq shall also have the right, but not the obligation, to (a) purchase or (b) broker the transfer to a distributor of Zeltiq’s choosing any inventory of Products in Distributor’s possession on the Termination Date at the Purchase Prices paid by Distributor for such Products (“Remaining Inventory”). Distributor shall have the right for ninety (90) days after the Termination Date to sell all or a portion of the Remaining Inventory Zeltiq chooses not to so purchase or broker. Any Remaining Inventory that (x) Zeltiq chooses to purchase or to broker or (y) Distributor has not sold within such ninety (90)-day period shall be shipped by Distributor at Zeltiq’s direction and reasonable expense to a location designated by Zeltiq. Effective upon the Termination Date, Distributor shall cease its use of all trademarks, service marks, trade names, URLs, domain names, and other brand identifiers of Zeltiq and shall cease representing to any third party that it is affiliated in any way with Zeltiq. Notwithstanding the foregoing, the Distributor shall be entitled to retain copies of materials described in this section and to continue to use such materials and trademarks solely as necessary to fulfill its obligations under Section 6(h).

(h) Service Responsibility after Termination Date. If requested by Zeltiq in writing, Distributor shall continue to provide installation, warranty and other Product service to existing Customers with respect to the Products for a period designated by Zeltiq of up to three (3) months after the Termination Date. Any such installation, warranty and other service rights will be on a non-exclusive basis and may be extended upon written agreement by Zeltiq and Distributor. Except as set forth in this Section 6(h), Distributor shall cease providing service or otherwise interacting with Customers with respect to the Products as of the Termination Date. Distributor shall assign to Zeltiq any Customer Agreements designated by Zeltiq promptly upon Zeltiq’s request in connection with any termination or expiration of this Agreement.

(i) Limitation on Liability Upon Termination. IN NO EVENT SHALL ZELTIQ BE LIABLE TO DISTRIBUTOR FOR ANY COMPENSATION, REIMBURSEMENT, DAMAGES OR OTHER LIABILITY ARISING FROM THE EXPIRATION OR TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH THIS SECTION 6, INCLUDING LOSS OF PROSPECTIVE PROFITS OR ANTICIPATED SALES OR ON ACCOUNT OF EXPENDITURES, INVENTORY, INVESTMENTS, LEASES OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL. FOR CLARITY, ANY TERMINATION OR EXPIRATION SHALL NOT RELIEVE EITHER PARTY OF OBLIGATIONS INCURRED PRIOR TO THE TERMINATION DATE.

(j) Survival of Certain Terms. All definitions and the provisions of Sections 2-6, 8, 10 and 11 shall survive the termination or expiration of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement; provided however, the terms of the Customer Agreements shall survive in accordance with their own terms.

7. LIMITED LIABILITY. IN NO EVENT WILL ZELTIQ OR ITS LICENSORS OR SUPPLIERS BE LIABLE FOR LOST PROFITS OR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT (WHETHER FROM BREACH OF CONTRACT, BREACH OF WARRANTY, OR FROM NEGLIGENCE, STRICT LIABILITY, OR ANY OTHER FORM OF ACTION), EVEN IF ZELTIQ HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION OF LIABILITY SHALL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY HEREIN. IN NO EVENT WILL ZELTIQ’S AGGREGATE, CUMULATIVE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE SUM OF ALL FEES ACTUALLY PAID TO ZELTIQ BY DISTRIBUTOR PURSUANT TO SECTION 4 DURING THE SIX (6) MONTH PERIOD IMMEDIATELY PRECEDING THE FIRST EVENT GIVING RISE TO LIABILITY. THIS LIMITATION OF LIABILITY IS CUMULATIVE, WITH ALL PAYMENTS BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. THE EXISTENCE OF TWO OR MORE CLAIMS OR SUITS WILL NOT ENLARGE THIS LIMIT. IN NO EVENT WILL ZELTIQ HAVE ANY LIABILITY WHATSOEVER UNDER THIS AGREEMENT TO CUSTOMERS. THE PARTIES ACKNOWLEDGE THAT THE PRICES SPECIFIED IN THIS AGREEMENT REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT ZELTIQ WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT THE FOREGOING LIMITATIONS OF ITS LIABILITY AND THE WARRANTY DISCLAIMERS CONTAINED HEREIN.

ZELTIQ CONFIDENTIAL

8. PROPRIETARY RIGHTS AND CONFIDENTIALITY

(a) Proprietary Rights. Distributor agrees that Zeltiq owns all right, title, and interest in the Products and in all of Zeltiq's patents, trademarks, trade names, inventions, copyrights, know-how, trade secrets and other intellectual property relating to the design, manufacture, operation or service of the Products. Zeltiq grants Distributor a license to sell the Products and to use the Products solely as necessary to perform its obligations under this Agreement. Except for the foregoing license, the sale of the Products hereunder to Distributor does not and will not be deemed to confer upon Distributor any right, interest or license in any patents or patent applications, or copyrights or other proprietary rights that Zeltiq or any third party may have in the Products or otherwise and shall not confer on Distributor any right to manufacture or have manufactured, duplicated or otherwise copied or reproduced any of the Products or any part or component thereof. Zeltiq shall retain exclusive ownership of all proprietary rights in and to all documentation and other data and materials pertaining to any Products. All rights not expressly granted to Distributor in this Agreement are reserved by Zeltiq.

(b) Software. As between the parties, Zeltiq owns and shall retain all right, title and interest in the software and firmware contained in the Products (“Software”). Notwithstanding any other provision of this Agreement, the Software is licensed to, and not sold to Distributor, pursuant to the license set forth below. Any references to “sale” or “purchase” in this Agreement with respect to the Software mean the sale or purchase of such license to the Software, and not that the Software itself is sold or purchased. Subject to Distributor’s compliance with this Agreement, Zeltiq grants Distributor a non-exclusive, non-transferable license to reproduce and distribute the Software solely as necessary for Distributor to distribute and service the Products in accordance with this Agreement.

(c) Reverse Engineering. Except where such restriction is expressly prohibited by law, Distributor will not reverse engineer or otherwise attempt to derive or obtain information about the functioning, manufacture or operation of the Products, including the Software therein.

(d) Confidentiality. Zeltiq may disclose certain Confidential Information (as defined below) to Distributor to permit Distributor to perform its obligations under this Agreement. Distributor shall not use any Confidential Information for any purposes or activities other than those specifically authorized in this Agreement, and shall not disclose any Confidential Information to third parties without Zeltiq’s prior written approval. The foregoing use and disclosure restrictions with respect to Confidential Information shall apply during the Term and after the Termination Date. “Confidential Information” means all non-public data and information of Zeltiq, including any proprietary information, technical data, trade secrets or know how, including research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information of Zeltiq communicated, orally, electronically, or in writing, to Distributor. The foregoing provisions shall not apply, or shall cease to apply, to Confidential Information if such information that: (i) is known to Distributor at the time of disclosure to Distributor by Company as evidenced by written records; (ii) becomes public knowledge without a breach of confidence by Distributor or any third party; or (iii) is required to be disclosed pursuant to any statutory or regulatory provision or court order (provided that Distributor promptly notifies Zeltiq of such potential required disclosure and assists Zeltiq in preventing or limiting such disclosure). The Distributor shall have the burden of establishing any of the foregoing exceptions by clear and convincing evidence. Without limiting the foregoing, Distributor shall not publish any technical description of the Products beyond the descriptions published publicly by Zeltiq. Distributor shall return or destroy all Confidential Information in Distributor’s possession within ten (10) days after the Termination Date (except as required to perform Distributor’s obligations under Section 6(h)) and, upon Zeltiq’s request, shall certify in a writing signed by an officer of Distributor that it has done so.

ZELTIQ CONFIDENTIAL

9. TRADEMARKS AND TRADE NAMES

(a) Use. During the Term, and subject to the terms and conditions of this Agreement, Distributor shall have the right in the Territory to indicate to the public that it is an authorized distributor of the Products and to advertise the Products in the Territory under the trademarks, marks, and trade names specified on Exhibit E("Zeltiq Trade-names"). Distributor shall not use any of Zeltiq Trade-names as part of its business name or as part of prominent signage displaying Distributor’s business name. Distributor shall not create new service or trademarks or trade-names based in whole or in part on the Zeltiq Trade-names. Distributor shall not alter or remove any of Zeltiq Trade-names applied to the Products by Zeltiq. Nothing herein shall grant to Distributor any right, title or interest in Zeltiq Trade-names. Distributor acknowledges Zeltiq’s ownership of and rights in the Zeltiq Trade-names and the validity of all registrations therefore, and agrees to take no action contrary to such ownership and rights during the Term and thereafter. Distributor will assist Zeltiq, if requested, by providing documentation of use of the Zeltiq Trade-names in connection with any trademark or service mark application. Distributor shall not attempt to register the Zeltiq Trade-names without prior written approval from Zeltiq. In the event that any infringement of any of Zeltiq Trade-names shall come to Distributor’s attention, Distributor shall promptly inform Zeltiq thereof. Zeltiq, in its sole discretion, shall determine whether or not to initiate or pursue proceedings against any such infringer. Nothing in this Section 9 is to be construed as a representation or guarantee by Zeltiq that Distributor’s use of Zeltiq Trade-names in the Territory will not infringe the rights of others. At any time during this Agreement should Distributor challenge or assist others to challenge Zeltiq Trade-names or the registration thereof or attempt to register any trade marks, or trade names confusingly similar to those of Zeltiq Trade-names, Zeltiq shall have the right to terminate this Agreement upon written notice to Distributor.

(1) Customer Use. Upon completion of training by Distributor to Customer, Customer shall become an authorized provider of Zeltiq Products and authorized to use the Zeltiq Marks solely in its promotion and delivery of services utilizing Zeltiq Products. Customer acknowledges Zeltiq's exclusive ownership of the Zeltiq Marks and that its use thereof inures solely to Zeltiq's benefit. Customer shall not attempt to obtain registration of any Zeltiq Mark, and shall not debrand, rebrand or private label any Zeltiq Product or service. Distributor shall have sole responsibility to notify Customer in writting of these terms upon Sale of Zeltiq Products. Distributor is required to notify Zeltiq immediately of any misuse or violation of Zeltiq Marks and its Products as defined within this Section. Any misuse or violation of this section may result in termination of Sale and/or forfeit of Product.

(b) Approval. All representations of Zeltiq Trade-names that Distributor intends to use or publish shall (i) use the appropriate trademark symbol and legends in conjunction therewith, (ii) shall first be submitted to Zeltiq for approval (which shall not be unreasonably withheld) of design, color, and other details, or shall be exact copies of Zeltiq Trade-names, and (iii) shall otherwise comply with Zeltiq’s then-current trademark guidelines provided to Distributor from time to time during the Term. Distributor agrees to provide to Zeltiq copies, in English and any language into which the materials have been translated in accordance with this Agreement, prior to any public use of the materials. Distributor shall modify any such materials and activities to ensure compliance with this Agreement upon Zeltiq’s request.

ZELTIQ CONFIDENTIAL

10. INDEMNIFICATION

(a) By Zeltiq. Subject to Distributor’s obligations set forth below in Section 10(c) (“Indemnification Procedure”), Zeltiq will defend Distributor with respect to any claim, suit, or proceeding (each, a “Claim”) brought against Distributor by a third party to the extent that such Claim alleges that the Products infringe any patent in the Territory of which Zeltiq had actual knowledge on the date it first shipped the infringing Product or any copyright or trade secret belonging to such third party; provided that Zeltiq will have no obligation hereunder for any such Claim that arises out of (i) the modification of the Products by any party other than Zeltiq, (ii) the combination of the Products with any other hardware, device, or software not supplied by Zeltiq where the Claim is directed at the combination, or (iii) infringement of patent claims covering completed equipment or any assembly, circuit, combination, method or process in which any of the Products may be used but not covering the Products standing alone. Zeltiq shall pay any damages, costs, and expenses finally awarded to a third party by a court or in a settlement agreed to by Zeltiq arising from such Claims. If the Products become, or in Zeltiq’s opinion are likely to become, the subject of any infringement claim, Zeltiq may, at its option and expense, either (x) procure for Distributor the right to continue using the Products; (y) replace or modify the Products so they become non-infringing; or (z) accept return of the Products and remove the infringing Products from Exhibit A, Section 2. The foregoing indemnification obligations are Distributor’s sole and exclusive remedy, and Zeltiq’s entire liability, for any claims of intellectual property infringement by the Products.

(b) By Distributor. Subject to the Indemnification Procedures, Distributor will defend Zeltiq with respect to any Claim brought against Zeltiq by a third party to the extent that such Claim arises from or is related to (i) Distributor’s use, marketing, resale, or distribution of the Products (excluding any Claims covered under the indemnity in Section 10(a)), (ii) a breach by Distributor of Section 2, (iii) translations of Zeltiq marketing, technical and other materials (to the extent liability is caused by the translation and not the material in their original form), or (iv) Distributor’s sale or distribution of Products outside the Territory. Distributor will pay any damages, costs, and expenses finally awarded to a third party by a court or in a settlement agreed to by Distributor arising from such Claims.

(c) Indemnification Procedure. The party seeking indemnification (the “Indemnified Party”) shall: (i) give the indemnifying party (the “Indemnifying Party”) notice of any Claim subject to indemnification under this Section 10; (ii) cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the defense of such Claim; and (c) give the Indemnifying Party the right to control the defense and settlement of any such claim. The Indemnified Party will have the right to participate in the defense with counsel of its choice at its own expense, provided that the Indemnifying Party will have the right to make final decisions regarding the defense of a Claim as long as the Indemnifying Party actively maintains the defense of such Claim.

11. GENERAL PROVISIONS

(a) Governing Law. This Agreement will be governed in all respects by the laws of the State of California, U.S.A. without regarding to conflicts of law principles that would require the application of the laws or any other jurisdiction. Both parties consent to the personal jurisdiction of the courts located in Alameda County, California and further agree that any cause of action arising out of or relating to this Agreement shall be brought exclusively in a U.S. federal or California state court located in Alameda County, California; provided that Zeltiq may bring an action in any jurisdiction in order to enforce its intellectual property rights, rights of exclusivity, and other rights and remedies under this Agreement. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

ZELTIQ CONFIDENTIAL

(b) Severability; Waiver. If any provision of this Agreement is held to be invalid or unenforceable for any reason for a court of competent jurisdiction, the remaining provisions will continue in full force without being impaired or invalidated in any way. The failure of either party to insist upon strict performance of any provision of this Agreement, or to exercise any right provided for herein, shall not be deemed to be a waiver for the future of such provision or right, and no waiver of any provision or right shall affect the right of the waiving party to enforce any other provision or right herein.

(c) Notices. Any notice or communication permitted or required hereunder will be in writing and will be delivered by facsimile transmission with confirmation of receipt, in person or by courier, or mailed by certified or registered mail, postage prepaid, return receipt requested (“Mail”), and addressed as set forth in the preamble to this Agreement or to such other facsimile number or address as either party may provide from time to time to the other. If notice is given in person, by courier, by facsimile or by electronic mail (email), it will be effective upon receipt; and if notice is given by Mail, it will be effective three (3) business days after deposit in the Mail.

(d) Force Majeure. If performance of this Agreement, or any obligation hereunder (other than the obligation to pay) is prevented, restricted, or interfered with by any act or condition whatsoever beyond the reasonable control of the affected party (including the failure of any suppliers to perform), the party so affected, upon giving prompt notice to the non-affected party, will be excused from such performance to the extent of such prevention, restriction, or interference.

(e) Construction. Section headings are provided solely for reference purposes and in no way define, limit, interpret, or describe the scope or extent of such section or in any way affect this Agreement. When used in this Agreement, the term “including” means “including without limitation” unless expressly stated to the contrary.

(f) Privacy Authority. Distributor irrevocably authorizes Zeltiq, its employees and agents to make such inquiries as it deems necessary to investigate the credit worthiness or other information requirements of Distributor from time to time including the making of inquiries of persons that are trade references, the bankers of Distributor or any other credit providers (collectively the “Information Sources”) and Distributor hereby authorizes the Information Sources to disclose to Zeltiq such information concerning Distributor.

(g) Assignment. Distributor may not assign, delegate or otherwise transfer any right or obligation of Distributor under this Agreement whether by agreement, operation of law, or otherwise, without the express prior written consent of Zeltiq. Any purported assignment, delegation, or transfer in violation of the previous sentence will be null and void. Subject to the foregoing, this Agreement in its entirety will bind each party and its permitted successors and assigns.

(h) Amendments. Any amendments, modifications, supplements, or other changes to this Agreement must be in writing and signed by duly authorized representatives of each party.

(i) Entire Agreement. This Agreement and the exhibits hereto constitute the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous representations, understandings, agreements, or communications between the parties, whether written or oral, relating to the subject matter hereof.

(j) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will constitute one instrument.

ZELTIQ CONFIDENTIAL

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

“Zeltiq”	“Distributor”

ZELTIQ AESTHETICS, INC.

By	By

John Howe
Printed Name
Chief Financial Officer

Title

ZELTIQ CONFIDENTIAL

EXHIBIT A

1.	TERRITORY

Exclusive:

Non-Exclusive:

2.	PRODUCTS & PRICES

3.	ANNUAL SYSTEM QUOTA

Contract Year	System

Initial Order

First Year Quota (Including Initial Order)

Second Year Quota*

Third Year Quota*

*	Second and Third Year Quotas are estimates with commitments established for these years 60 days prior to the start of each year

ZELTIQ CONFIDENTIAL

EXHIBIT B

Quality and Regulatory Roles and Responsibilities of Zeltiq and Distributor

(a) Element	(b) Responsibility
	Zeltiq	Distributor
Maintain an ISO 13485 compliant Quality System	X

Maintain Certificate of Exportability from FDA (if applicable)	X

Provide to Distributor and maintain any design dossiers or technical files necessary to support licensing and distribution within the Territory.	X

File for and maintain appropriate licenses to permit legal distribution within the Territory. Provide copies of said licensing to Zeltiq.		X

Handling, Storage and Distribution: Maintain adequate storage facilities to prevent adverse impact to product such as deterioration.		X In transit from Zeltiq to local warehouse and during transit to end customer

Maintain distribution records that contain the following information:

•       The name and address of the initial consignee;

•       The identification and quantity of devices shipped;

•       The date shipped; and

•       Serial and/or lot number shipped.

	X Consignee is Distributor	X Consignee is the end-customer

Provide distribution and installation records (including the results of any required testing) to Zeltiq on a quarterly basis.		X

Notify Zeltiq within 24 hours of the occurrence of any complaint. A complaint, includes, but is not limited to the following events:

•       Alleged or actual Product malfunction;

•       Alleged or actual injury to patients or operators (even if caused by use error);

•       Potential counterfeiting;

•       Non-routine servicing or installation.

This notification shall include the following information:

•       The name of the device

•       The date the complaint was received;

•       The date the event occurred;

•       The serial number and/or lot number of the device;

•       The name, address, and phone number of the physician;

•       Description of the complaint (What happened?);

•       Whether or not the patient or operator experienced an injury and, if so, the nature of the injury.

X

ZELTIQ CONFIDENTIAL

EXHIBIT C

INSTALLATION RECORD

ZELTIQ CONFIDENTIAL

EXHIBIT D

SERVICE RECORD

ZELTIQ CONFIDENTIAL

EXHIBIT E

ZELTIQ TRADE-NAMES

COOL SCULPT	EZcard

COOL SCULPTING	ZELTIQ

CRYOLIPOLYSIS

SERIOUSLY COOL

ZELTIQ CONFIDENTIAL

EXHIBIT F

MONTHLY FORECAST, SALES, AND MARKETING REPORT

Distributor shall complete the following form and submit it to Zeltiq in accordance with Section 2(b) of the Agreement.

Date:                                                                                               Distributor Name:

Product Purchase Forecast. Distributor intends to purchase the following number of Products during the ninety (90) day period following the date of this Sales and Marketing Report:

☐	Number of Control Units:

☐	Number of Applicators:

☐	Number of Procedure Cards:

Product Purchase History. Distributor sold the following number of Products during the ninety (90) day period immediately preceding the date of this report (“Quarterly Sales”):

☐	Number of Control Units:

☐	Number of Applicators:

☐	Number of Procedure Cards:

Specify the following for each Product sold by utilizing the chart below as part of the Quarterly Sales: (i) Customer’s name and address and primary medical specialty (e.g., dermatologist, plastic surgeon), (ii) date of installation of the Zeltiq Control Unit (as defined below), and (iii) the instrument model, serial number for all Products sold.

Products	Customer Name/Address	Medical Specialty	Date of Installation	Serial Number
Control Unit Applicator Procedure Cards

Control Unit Applicator Procedure Cards

Control Unit Applicator Procedure Cards

Control Unit Applicator Procedure Cards

ZELTIQ CONFIDENTIAL

Inventory. The level of inventory of Service Units and Spare Parts (as defined below); and (vii) any other information reasonably requested by Zeltiq.

Potential New Customers. List all new potential customers that Distributor intends to contact, including company and individual names and contact information.

Key Customer Status. Describe the status of all key customer accounts, including any contacts by Distributor and such Customers’ usage of Procedure Cards.

Marketing Activity. Describe all sales and marketing activity undertaken by Distributor in connection with the Products, including all trade shows attended by Distributor and all media activity, and Distributor’s plan to undertake such activity Distributor in the next ninety (90) days.

Competitive Activity Update. Describe any marketing or related activity of which Distributor is aware by manufacturers, distributors, or other third party sellers of products and treatments that compete with the Products.

ZELTIQ CONFIDENTIAL